Exhibit 99.1

SkyPeople Fruit Juice, Inc. Announces Third Quarter 2008 Results

Company Reports Record Revenue Increase of 68% Year-Over-Year and Record Net Income Increase of 88% Year-Over-Year

XI’AN, China – November 14, 2008 – SkyPeople Fruit Juice, Inc. (OTC BB: SPFJ.OB) (“SkyPeople” or the “Company”), a leading processor and manufacturer of concentrated apple, kiwifruit, pear and other fruit juices and fruit products in the People's Republic of China, today announced its financial results for the third quarter of fiscal year 2008.

Third Quarter Fiscal 2008 Highlights

•
Total revenue increased 68.3% to approximately $6.3 million for the third quarter of fiscal 2008, compared to approximately $3.8 million for the third quarter of fiscal 2007, as the result of an increase in production capacity and market demand for the Company’s products

•	Gross profit margins increased by 37.4% to 47.8% in the third quarter of fiscal 2008, from 34.8% in the same year-ago period, due to a decrease in the price of fresh fruits during this quarter

•
Income from operations increased by 99.1% to approximately $1.6 million for the third quarter of fiscal 2008 from $819,828 for the same year-ago period, due to a significant increase in total revenue, which was offset by an increase in operating expenses

•	Net income increased $555,866, or 88.3%, to approximately $1.2 million in the third quarter of fiscal 2008, compared with $629,217 for the third quarter of fiscal 2007

•	Launched the large-scale production of concentrated mulberry juice at the Company's Jingyang production base in September 2008

"Our third quarter performance clearly demonstrates the substantial operating leverage inherent in our business model, as evidenced by the very strong growth in operating income, relative to revenue,” stated Mr. Yongke Xue, CEO of SkyPeople Fruit Juice. "While we were pleased with the growth in sales of our existing products, we are also excited about new additions, particularly concentrated mulberry juice, which we are now able to produce at our Jingyang base, as of September of this year. As the fruit juice market continues to evolve, we are confident that our superior quality and diverse line of products will continue to satisfy increasing demand, fueling sustainable growth for the future.”

Revenue for the three months ended September 30, 2008 was approximately $6.3 million, an increase of approximately $2.6 million or 68.3%, when compared to the same sales period of the prior year. This increase was primarily attributable to the increase in sales of concentrated pear juice, fruit beverages and concentrated kiwifruit juice and kiwifruit puree, due to the increase in acceptance of the Company’s products in both the international and national markets and an increase in the market demand for juice related products in general. In the third quarter of fiscal year 2007, the Company did not have any sales of concentrated apple juice, but did have sales of $38,766 of apple aroma. As a result, revenues from the sale of concentrated apple juice and apple aroma increased by 804.0% to $350,429 in the third quarter of fiscal 2008 as compared with the same period last year.

Overall gross margin as a percentage of revenue increased by 37.4% for the three months ended June 30, 2008, from 34.8% to 47.8%, compared to the same period of fiscal 2007. In terms of dollar amount, gross margin in the three months ended June 30, 2008 was approximately $3.0 million, an increase of approximately $1.7 million or 131.2%, compared to approximately $1.3 million in the same period of fiscal 2007, primarily due to a significant increase in sales.

The increase in gross margin as a percentage of revenue in the third quarter of fiscal 2008 was primarily due to an increase in the gross margin of concentrated pear juice, kiwifruit juice and kiwifruit puree and fruit beverages, which was offset by a decrease in the gross margin of concentrated apple juice and apple aroma. In the third quarter of fiscal year 2008, we saw a large decrease in the general price of fresh fruits. As weather conditions in the beginning of this squeezing season were better than in the third quarter of fiscal 2007, there was an abundant harvest of pear and kiwifruit in the third quarter of fiscal 2008. As a result, the general price of pear and kiwifruit decreased in the third quarter of fiscal 2008, which in turn significantly improved our gross margin in pear and kiwifruit related products. However, the gross margin of concentrated apple juice and apple aroma decreased by 68.6% compared with the same quarter of last fiscal year due to a reduction in the average selling price of our apple related products as the result of strong competition in apple related products in the market.

Our operating expenses consist of general and administrative, selling expenses, research and development expenses and accrued liquidated damages. Operating expenses increased by 184.7% to $1.4 million for the three months ended September 30, 2008, from $491,143 for the corresponding period in fiscal 2007.

General and administrative expenses increased by $287,456, or 69.3%, to $702,385 for the three months ended September 30, 2008, from $414,929 for the same period in fiscal 2007.  The increase in general and administrative expenses in the third quarter of fiscal 2008 compared with the same quarter of fiscal 2007 is mainly due to an increase of $132,971 in legal and auditing expenses related to the compliance of related rules as a public company, an increase of $83,554 in depreciation and amortization expenses due to an increase in fixed assets, and an increase of $43,607 in payroll and related expenses as the result of a larger headcount to handle the rise in sales volume.

Selling expenses increased by $249,811 or 402.1% for the three months ended September 30, 2008, from $62,120 for the same period of fiscal 2007. This was mainly due to an increase in freight and transportation expenses as a result of the increase in sales.

Research and development expenses increased by $161,337 or 1,144.7%, to $175,431 for the three months ended September 30, 2008, from $14,094 for the same period of fiscal 2007. The increase in research and development expenses was attributable to outsourcing our research and development of new fruit related products to a third party in the third quarter of fiscal 2008.

We accrued $208,658 as of September 31, 2008 as liquidated damages due to the failure to meet the timetables provided for in the Registration Rights Agreement.

In the third quarter of fiscal 2008, income from operations increased by $812,114, or 99.1%, to $1.6 million, from $819,928 for the third quarter of fiscal 2007. As a percentage of net sales, income from operations was approximately 25.7% for the third quarter of fiscal 2008, an increase of 18.3% as compared to 21.7% for the same period in fiscal 2007. The increase in income from operations in the third quarter of fiscal 2008 was primarily due to an increase in sales in the third quarter of fiscal 2008, which was offset by an increase in operating expenses.

Net income was $1.2 million for the three months ended September 30, 2008, an increase of $555,866 or 88.3% compared to the same period in fiscal 2007, primarily due to an increase in sales, as previously discussed.

Balance Sheet Highlights

As of September 30, 2008 cash was $12.8 million, working capital was $6.6 million and stockholders’ equity was $35.3 million.

Business Outlook

Mr. Xue stated, "We experienced strong global growth trends in the fruit juice market this quarter, and expect this trajectory to continue for the remainder of fiscal 2008, heading into fiscal 2009. We feel our superior product mix and operational strengths position us well to continue capitalizing on this growth to expand market share. With this objective in mind, SkyPeople’s focus for the fourth quarter of fiscal 2008 and beyond is to maintain our aggressive development strategy, investing in the R&D for of our new line of products for the next squeezing season, with the end goal of improving our profit margin. Concurrently, we plan to significantly increase the production capacity of each of our three main production bases through the end of fiscal 2008, heading into fiscal 2009, while continuing to focus on strategic acquisitions. Our plan to acquire an additional apple juice production base will add an expected 6,000 tons of capacity, increasing our total production capacity to 21,000 tons by the first half of 2009.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc. is a holding company for Shaanxi Tianren Organic Food Co., Ltd. Shaanxi Tianren is a company organized according to the laws of the People's Republic of China. SkyPeople's main products are concentrated apple, kiwifruit, pear and other fruit juices for domestic and international consumers. Its brand, HEDETANG, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product. Shaanxi Tianren owns the largest kiwifruit plantation in China and is a leading worldwide producer of concentrated kiwifruit juice. For more information, please visit www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Tables Follow --

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, UNAUDITED

	September 30, 2008
ASSETS	(Unaudited)	December 31, 2007

CURRENT ASSETS
Cash and equivalents	$12,796,559	$4,094,238
Accounts receivable	3,625,601	9,153,687
Other receivables	45,075	55,737
Inventories	1,860,384	4,460,149
Prepaid expenses and other current assets	1,267,956	101,628
Total current assets	19,595,575	17,865,439

RELATED PARTY RECEIVABLES	-	4,970,427
PROPERTY, PLANT AND EQUIPMENT, Net	20,487,126	17,564,147
LAND USAGE RIGHTS	6,490,906	6,138,297
OTHER ASSETS	2,749,985	71,818
TOTAL ASSETS	$49,323,592	$46,610,128

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,525,893	$2,997,740
Accrued expenses	716,656	557,577
Accrued liquidated damages	208,658	-
Related party payables	-	143,366
Income taxes payable	217,426	114,909
Advances from customers	779,961	708,291
Short-term notes payable	9,573,042	6,406,922
Total current liabilities	13,021,636	10, 928,805

NOTE PAYABLE, net of current portion	-	2,053,501
	-
TOTAL LIABILITIES	$13,021,636	$12,982,306

MINORITY INTEREST	1,019,710	1,073,364
MINORITY INTEREST-Variable interest entity	-	6,308,591

STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value; 10,000,000 shares authorized 3,448,480 Series B Preferred Stock issued and outstanding	3,448	-
Common Stock, $0.01 par value; 100,000,000 shares authorized 22,271,684 and 22,006,173 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	222,717	220,062
Additional paid-in capital	13,791,724	10,682,755
Accumulated retained earnings	16,358,755	12,458,632
Accumulated other comprehensive income	4,905,602	2,884,418
Total stockholders' equity	35,282,768	26,245,867
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,323,592	$46,610,128

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME, UNAUDITED

	Three Months Ended
	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)

Revenue	$6,345,778	$3,770,890
Cost of Sales	3,315,431	2,459,919
Gross Profit	3,030,347	1,310,971

Operating Expenses
General and administrative	702,385	414,929
Selling expenses	311,931	62,120
Research and development	175,431	14,094
Accrued liquidated damages	208,658	-
Total operating expenses	1,398,405	491,143

Income from Operations	1,631,942	819,828

Other Income (Expense)
Interest expense	(179,699)	(19,761)
Interest income	18,377	4,356
Subsidy income	3,428	-
Other income (expense)	(1,119)	(677)
Total other income (expense)	(159,013)	(16,082)

Income Before Income Taxes	1,472,929	803,746

Income Tax Provision	214,387	127,406

Income Before Minority Interest	1,258,542	676,340

Minority interest	73,459	47,123

Net Income	$1,185,083	$629,217

Earnings Per Share:
Basic earnings per share	$0.04	$0.03
Diluted earnings per share	$0.04	$0.03

Weighted Average Shares Outstanding:
Basic	22,271,684	22,006,173
Diluted	27,720,164	22,006,173

Comprehensive Income:
Net income	$1,185,083	$629,217
Foreign currency translation adjustment	418,071	306,810

Comprehensive Income	$1,603,154	$936,027

Contact:

SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
818-390-1272
springliu@skypeoplejuice.com

The Piacente Group, Inc.
Ms. Lesley Snyder
212-481-2050
lesley@thepiacenegroup.com